Exhibit 10.76

Intelsat Global Holdings S.A.

Intelsat S.A.

4, rue Albert Borschette

L-1246 Luxembourg

Intelsat Management LLC

3400 International Drive NW

Washington, DC 20008

March 11, 2013

Mr. Phillip L. Spector

Re:	Transition of Services

Dear Phil:

This letter agreement (this “Letter Agreement”) sets forth the understanding between you and Intelsat Global Holdings S.A. (formerly known as Intelsat Global, Ltd.), a société anonyme organized under the laws of Luxembourg (collectively with its affiliates, subsidiaries, predecessors, successors and assigns, the “Company”), regarding the transition of your services with the Company. Capitalized terms not defined herein shall have the meaning set forth in that certain Employment Agreement, dated as of May 6, 2009, by and between you and the Company (as assigned and modified, the “Employment Agreement”).

1. Transition of Services.

(a) You hereby resign your position as General Counsel of the Company and all subsidiaries thereof effective as of March 17, 2013; provided, however, that, notwithstanding the foregoing, you shall remain actively employed by the Company as an Executive Vice President through March 29, 2013 (the “Termination Date”) and, immediately following the Termination Date, you shall cease to be an employee or officer of the Company or any subsidiary thereof.

(b) Effective as of April 1 2013, you shall be appointed to the Company’s Board of Directors (the “Board”). You shall remain a member of the Board until such time as you resign, are removed or fail to be elected or re-appointed to the Board and you shall attend substantially all Board meetings as required during the term of such directorship. In addition, during the 12-month period following the Termination Date, you shall make yourself reasonably available to assist your successor(s) with respect to regulatory, government and other advice as the Company may from time to time request, provided that such assistance shall (i) be subject to your business and personal schedule and (ii) not exceed more than 5 hours per month.

2. Severance; Compensation.

(a) You and the Company acknowledge and agree that for purposes of the Employment Agreement your termination of employment shall be a termination by the Company without Cause pursuant to Section 4.4 of the Employment Agreement (and that this Letter Agreement shall constitute written notice thereof). Accordingly, subject to your execution and non-revocation of a Release (as defined in Section 4 below) in accordance with the terms and provisions of Section 4 below, you shall be eligible to receive the severance payments and benefits set forth in Section 4.4 of the Employment Agreement, which, for the avoidance of doubt, consist of (i) the Accrued Amounts, (ii) the benefits set forth in Section 2.2(b) of the Employment Agreement, (iii) the Pro-Rata Bonus and (iv) a lump-sum payment in an amount equal to $1,169,567 (payable within 60 days following the Termination Date). For the avoidance of doubt, you shall not be eligible to receive any payment in connection with the termination of the Company’s Monitoring Fee Agreement with the sponsors.

(b) During the term of your directorship, you shall receive (i) annual, committee and other fees, (ii) equity compensation awards, and (iii) expense reimbursement, each as are provided to other directors who are not employees of the Company or employees of the private equity sponsors. The annual cash retainer is currently $75,000, payable quarterly in arrears. Currently, the annual equity compensation award for non-employee directors is expected to have a value of approximately $125,000. In the event that the Company does not have issuable public equity within 90 days of your appointment to the Board, you will receive an equivalent cash award, with a one-year vesting period similar to the compensation arrangements for Ed Kangas.

3. Treatment of Equity. In accordance with the terms of the Company’s 2008 Share Incentive Plan (as amended and restated from time to time, the “Equity Plan”) and the Company’s Unallocated Bonus Plan (as it may be amended from time to time, the “Unallocated Plan”), the Committee (as defined in the Equity Plan and the Unallocated Plan) has determined that your change in status shall be deemed to be a “Termination of Employment” for purposes of the Equity Plan and the Unallocated Plan and, accordingly, all awards granted under the Equity Plan that have not vested on or prior to the Termination Date shall be forfeited and, as of the Termination Date, you shall cease to be a “Participant” under the Unallocated Plan. The treatment of all shares of the Company’s equity securities and all equity compensation awards held by you as of the Termination Date shall be governed by the terms of the applicable subscription or award agreement (including without limitation Section 7(a)(i) of that certain Option Agreement entered into between you and the Company as of May 6, 2009) and the Equity Plan, as applicable. You and the Company acknowledge and agree that for purposes of any equity award granted under the Equity Plan your termination of employment shall be a termination by the Company without Cause. In addition, for purposes of that certain letter agreement dated May 6, 2009 (the “MSA Side Letter”), the terms of any New Option granted to you in connection with a Conversion (each as defined in the MSA Side Letter), including the number of shares subject to the New Option and the exercise price thereof, shall be determined in a manner consistent with any similar new options granted to David McGlade and Michael McDonnell.

4. Release. The payments and benefits described in Sections 2 and 3 of this Letter Agreement shall be contingent upon and subject to your execution and non-revocation of a waiver and release of claims in the form attached hereto as Exhibit A (the “Release”) following the Termination Date, and you hereby agree to sign and be bound by the Release which shall be considered an integral part of this Letter Agreement. If you fail to execute the Release in accordance with the terms of the Release (or you revoke the Release within the applicable revocation period), then the Company shall not retain your services as provided for under Section 1(b) of this Letter Agreement nor make any payments or provide any benefits to you following the Termination Date, other than as required under the terms of the Employment Agreement. You acknowledge and agree that you will not sign the Release before, and the Company will not accept it from you prior to, the Termination Date.

5. Restrictive Covenants. You acknowledge and agree that those certain restrictive covenants set forth in Section 5 of the Employment Agreement (the “Restrictive Covenants”) shall remain in full force and effect following the Termination Date; provided, however, that (a) for purposes of Section 5.3 of the Employment Agreement the “Restricted Period” shall mean the period beginning on the date hereof and ending on the later of (i) March 29, 2014 or (ii) the seven-month anniversary of the date you cease to provide services to the Company pursuant to Section 1(b) of this Letter Agreement and (b) for purposes of all other Restrictive Covenants, the “Restricted Period” shall be extended through the first anniversary of the date you cease to provide services to the Company pursuant to Section 1(b) of this Letter Agreement.

6. Legal Fees. The Company shall promptly pay your reasonable, documented legal fees incurred in connection with the negotiation and preparation of this Letter Agreement and any other agreements related to the execution of this Letter Agreement, up to a maximum of $12,500.

7. Further Assurances; Interpretation. In order to effectuate the foregoing, you agree to execute any additional documents as may reasonably be requested from time to time by the Company. For purposes of this Letter Agreement, “you” and “your” and similar designations shall be deemed to refer to Phillip L. Spector, a natural person, and to any of your trusts or other affiliates, as the context indicates.

8. Entire Agreement. This Letter Agreement sets forth the entire agreement between you and the Company with respect to the subject matter set forth herein and, except as otherwise provided herein, supersedes and replaces any and all prior oral or written agreements or understandings between you and the Company with respect to your termination of employment, other than the Employment Agreement, which is incorporated herein by reference and remains in full force and effect but as modified by this Letter Agreement. For the avoidance of doubt, if any provision of this Letter Agreement conflicts with any provision of any agreement between you and the Company, the provision of this Letter Agreement shall control and prevail. This Letter Agreement may be amended only by a subsequent writing signed by both parties. You represent that you have signed this Letter Agreement voluntarily.

[signature page follows]

Please indicate your acceptance of the terms and provisions of this Letter Agreement by signing both copies of this Letter Agreement and returning one copy to me. The other copy is for your files. By signing below, you acknowledge and agree that you have carefully read this Letter Agreement and the accompanying Waiver and Release of Claims Agreement in their entirety; fully understand and agree to their terms and provisions; will comply with the Restrictive Covenants; and intend and agree that this Letter Agreement is final and legally binding on you and the Company. This Letter Agreement shall be governed and construed under the internal laws of the District of Columbia and may be executed in several counterparts.

Very truly yours,

/s/ David P. McGlade
David P. McGlade
Deputy Chairman and Chief Executive Officer

Agreed, Acknowledged and Accepted:

/s/ Phillip L. Spector
Phillip L. Spector

Date:	3/11/13

EXHIBIT A

RELEASE OF CLAIMS AGREEMENT

This Release of Claims Agreement (the “Agreement”) is made by and among Phillip L. Spector (the “Employee”), an individual, and Intelsat Global Holdings, S.A., (formerly known as Intelsat Global, Ltd.), a société anonyme organized under the laws of Luxembourg (collectively with its affiliates, subsidiaries, predecessors, successors and assigns, “Intelsat” or the “Company”).

WHEREAS, the Employee is a party to an Employment Agreement with the Parent and the Company, dated as of May 6, 2009 (as assigned and modified, the “Employment Agreement”); and

WHEREAS, the Employee’s employment with Intelsat will terminate as of March 29, 2013, and Intelsat desires to provide Employee with separation benefits as set forth in that certain letter agreement regarding transition of services, dated as of March 11, 2013, by and between Intelsat and the Employee (the “Letter Agreement”), to assist Employee in the period of transition following Employee’s termination;

NOW THEREFORE, in consideration of the mutual promises and releases contained herein and for other good and valuable consideration, including without limitation the payments and benefits set forth in the Letter Agreement, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1)	Mutual Release.

(a) Employee, on Employee’s own part and on behalf of Employee’s dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases, acquits, and discharges the Parent, Intelsat, and their respective parent, subsidiaries, affiliates, and in such capacities, owners, trustees, directors, officers, agents, employees, stockholders, representatives, assigns, and successors (collectively referred to as “Intelsat Releasees”) with respect to and from any and all claims, wages, agreements, contracts, covenants, actions, suits, causes of action, expenses, attorneys’ fees, damages, and liabilities of whatever kind or nature in law, equity or otherwise, whether known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Employee has at any time heretofore owned or held against said Intelsat Releasees, including, without limitation, those arising out of or in any way connected with Employee’s employment relationship with Intelsat or Employee’s separation from employment with Intelsat, except with respect to those benefits set forth in Paragraph 1 of this Agreement.

(b) In exchange for the release by you set forth herein, the Company on its own behalf and also on behalf of its affiliates, successors and assigns (the “Intelsat Releasors”) hereby agrees to unconditionally release and forever waive, discharge, and forever give up waiveable claims, demands, prayers for relief, causes of action, rights or damages (collectively, “Claims”) the Intelsat Releasors now have or may have had against you, your administrators, your heirs and your survivors and assigns (“Employee Releasees”), based on any events or circumstances arising or occurring on or prior to the date hereof including, without limitation, any Claims arising out of your employment with the

Company or the termination thereof, except for any Claim which relates to or arises from (a) any unlawful or criminal acts, (b) acts of intentional wrongdoing that result in material harm to any Intelsat Releasor or (c) any obligation assumed under this Agreement by any party hereto.

(c) Notwithstanding the foregoing, nothing in this Agreement shall be a waiver of claims: (1) that may arise after the date on which Employee signs this Agreement; (2) with respect to Employee’s right to enforce his rights that survive termination under the Employment Agreement or any other written agreement entered into between Employee and the Company (including, without limitation, any equity grants or agreements); (3) regarding rights of indemnification, advance of legal fees and directors and officers liability insurance to which Employee is entitled under the Employment Agreement, the Company’s Certificate of Incorporation or By-laws, pursuant to any separate writing between you and the Company or pursuant to applicable law; (4) relating to any claims for accrued, vested benefits under any employee benefit plan or pension plan of the Intelsat Releasees subject to the terms and conditions of such plan and applicable law; or (5) as a stockholder or optionholder of the Company.

2)	Time to Consider Agreement.

(a) Employee acknowledges that Employee: (1) has carefully read this Agreement in its entirety; (2) has had an opportunity to consider for at least twenty-one (21) days the terms of this Agreement; (3) is hereby advised by the Company in writing to consult with an attorney of Employee’s choice in connection with this Agreement; (4) fully understands the significance of all of the terms and conditions of this Agreement and has discussed them with Employee’s independent legal counsel, or has had a reasonable opportunity to do so; (5) has answered to Employee’s satisfaction by Employee’s independent legal counsel any questions Employee has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (6) is signing this Agreement voluntarily and of Employee’s own free will and agrees to abide by all the terms and conditions contained herein.

(b) Employee understands that Employee will have at least twenty-one (21) days from the date of receipt of this Agreement to consider the terms and conditions of this Agreement. Employee may accept this Agreement by signing it and returning it to the Company at the address specified pursuant to Section 6 of the Employment Agreement. After executing this Agreement, Employee shall have seven (7) days (the “Revocation Period”) to revoke this Agreement by indicating Employee’s desire to do so in writing delivered to the Company’s Chief Executive Officer at the address listed in the Employment Agreement by no later than 5:00 p.m. on the seventh (7th) day after the date you sign this Agreement. The effective date of this Agreement shall be the eighth (8th) day after you sign the Agreement (the “Agreement Effective Date”). If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day. In the event Employee does not accept this Agreement as set forth above, or in the event Employee revokes this Agreement during the Revocation Period, this Agreement, including but not limited to the obligation of the Company to provide the payments and benefits provided in paragraph 1 above, shall be deemed automatically null and void.

(c) This Agreement shall not affect Employee’s rights under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this Agreement and does not purport to limit any right that Employee may have to file a charge under the Age Discrimination in Employment Act or other civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency. This Agreement does, however, waive and release any right to recover damages under the Age Discrimination in Employment Act or other civil rights statute.

4)	Restrictive Covenants Intact. Employee hereby acknowledges the continuing validity and enforceability of the terms of the restrictive covenants set forth in the Employment Agreement (including without limitation the noncompetition covenant of Section 5.3 (the “Noncompete”)), the Conflict of Interest and Confidentiality Agreement, and/or any other confidentiality agreement or restrictive covenant that Employee signed during Employee’s employment with Intelsat. Employee hereby affirms his understanding that Employee must remain in compliance with those terms following the Separation Date. In the event that it should be proven in a court of competent jurisdiction that Employee has materially violated any of the terms of the Noncompete or the Confidentiality Agreement and has failed to cure such breach following receipt of written notice of same and a reasonable opportunity to cure, Employee shall repay Intelsat, in addition to any other relief or damages to which Intelsat might be entitled, the separation benefits paid to Employee pursuant to the Letter Agreement.

5)	Confidentiality. Employee and Intelsat agree that the existence and terms of this Agreement are strictly confidential and that neither party shall disclose the existence or terms of this Agreement except as required by law or regulation.

6)	Mutual Nondisparagement. Employee and Intelsat covenant and agree that each party will not at any time within the period beginning on the date hereof and ending on the seventh anniversary of the date hereof, directly or indirectly, orally, in writing or through any medium (including, but not limited to, the press or other media, computer networks or bulletin boards, or any other form of communication) intentionally disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism of the other or any of the Intelsat Releasees or the Employee Releasees. Nothing herein shall prohibit any party (i) from disclosing that Employee is no longer employed by the Company, (ii) from responding truthfully to any governmental investigation or inquiry related thereto, whether by the Securities and Exchange Commission or other governmental entity or any other law, subpoena, court order or other compulsory legal process or any disclosure requirement of the Securities and Exchange Commission, or (iii) from making traditional competitive statements in the course of promoting a competing business, so long as any statements made by Employee described in this clause (iii) do not intentionally disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism of the other or any of the Intelsat Releasees or the Employee Releasees and are not based on confidential information obtained during the course of Employee’s employment with the Company.

6)	References. All inquiries to Intelsat concerning Employee’s employment shall be directed to the Senior Vice President of Human Resources, who shall confirm dates of employment and level of compensation of the Employee during Employee’s employment with Intelsat.

8)	Miscellaneous.

(a) This Agreement is binding upon, and shall inure to the benefit of, the parties and their respective heirs, executors, administrators, successors and assigns.

(b) This Agreement is governed by the laws of the District of Columbia. If any of the provisions of this Agreement are held to be illegal or unenforceable, the Agreement shall be revised only to the extent necessary to make such provision(s) legal and enforceable.

9)	Return of Property. Employee hereby represents to the Company that all property belonging to Intelsat has been returned, including, without limitation, all keys, access cards, passwords, access codes, and other information necessary to access any computer or electronic database; all books, files, documents, and electronic media; and all Company property of any kind that Employee has in his/her possession or control, or that Employee obtained from the Company. Employee may retain his rolodex and similar address books, including electronic address books, provided that such items only include contact information; provided further that the Company may review such rolodex and similar address books and remove any non-public Company-related information. Except with respect to any non-public Company-related information, the Company shall not remove any names or other confidential information from such rolodex and similar address books. To the extent that Employee is provided with a cell phone number by the Company during employment, the Company shall cooperate with Employee in transferring such cell phone number to Employee’s individual name following termination.

10)	Entire Agreement. Employee agrees that this Agreement contains and comprises the entire agreement and understanding between Employee, the Parent and the Company regarding Employee’s termination of employment; that there are no additional promises between Employee and the Parent and/or the Company other than those contained in this Agreement or any continuing obligations as described in paragraph 4; and that this Agreement shall not be changed or modified in any way except through a writing that is signed by both the Employee and the Company; provided, that the obligations of Employee and the Company under any applicable shareholders’ agreement remain in effect without amendment by this Agreement.

[Signature Page to Follow]

The parties acknowledge that they have read the foregoing Agreement, understand its contents, and accept and agree to the provisions it contains voluntarily and knowingly, and with full understanding of its consequences.

EMPLOYEE NAME:

Date:

Intelsat Global Holdings, S.A.

By:
[NAME] [TITLE]

Date: